                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY

                                                                          I.A.16

                                                           Contract No. MA-13784

                         RESTATED TITLE XI RESERVE FUND
                             AND FINANCIAL AGREEMENT

     THIS RESTATED TITLE XI RESERVE FUND AND FINANCIAL AGREEMENT, dated as of and effective as of January 14, 2004 (this "Financial Agreement"), among K-SEA TRANSPORTATION PARTNERS L.P., a Delaware limited partnership ("K-Sea LP"), K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership ("K-Sea OLP", and collectively with K-Sea LP, the "Partnerships" and each a "Partnership"), K-SEA TRANSPORTATION INC., a Delaware corporation, and the UNITED STATES OF AMERICA (the "United States"), represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary"), pursuant to Title XI of the Merchant Marine Act, 1936, as amended (the "Act").

                                    RECITALS

     1. K-Sea Transportation LLC, a Delaware limited liability company ("K-Sea LLC"), EW Holding Corp., a New York corporation ("EW Holding"), K-Sea Transportation Corp., a New York corporation ("K-Sea Transportation"), and K-Sea Acquisition Corp., a Delaware corporation ("K-Sea Acquisition", and collectively with K-Sea LLC, EW Holding and K-Sea Transportation, the "Original K-Sea Entities"), are parties to that certain Title XI Reserve Fund and Financial Agreement, Contract No. MA-13784, dated June 7, 2002, as amended by Amendment No. 1 to Title XI Reserve Fund and Financial Agreement dated June 27, 2003, by and among the Original K-Sea Entities and the Secretary (as so amended by such Amendment No. 1, the "Original Financial Agreement").

     2. K-Sea LLC and EW Holding previously issued obligations designated "United States Government Guaranteed Ship Financing Obligations, K-Sea Series 2002-1, 2002-2, 2002-3 and 2002-4" (the "Obligations") in an aggregate principal amount of Forty Million Four Hundred Forty-One Thousand United States Dollars ($40,441,000) to finance a portion of the cost of construction of DBL 101, O.N.

1119760, DBL 81, O.N. 1132231, DBL 82, O.N. 1137538, and Hull No. 422, to be
named DBL 102 (the "Vessels" and each, a "Vessel").

     3. In connection with the initial public offering of common units representing limited partner interests in K-Sea LP on the date hereof and all transactions and agreements contemplated in connection therewith, including the execution of the Contribution and Assumption Agreement dated as of the date hereof (the "Contribution Agreement") by and among K-Sea Investors L.P., a Delaware limited partnership, the Original K-Sea Entities (excluding K-Sea Acquisition) and the Partnerships and the performance of the terms set forth in the Contribution Agreement (collectively, the "MLP Transaction"), by assumption, merger and operation of law K-Sea LP and K-Sea OLP simultaneously herewith have succeeded to substantially all of the interests and obligations of the Original K-Sea Entities including, without limitation, the Obligations, the Secretary's Note, the Security Agreement, the Mortgage and the other documents and instruments related thereto, and all Increased Security, including the Vessels.

     4. The parties hereto desire to amend and restate the Original Financial Agreement in its entirety.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

I.   ASSUMPTION

     1.    ASSUMPTION OF ORIGINAL FINANCIAL AGREEMENT

     The Partnerships, jointly and severally, hereby expressly assume all of the respective former, present and future obligations, duties, right, title and interest of the Original K-Sea Entities in and to the Original Financial Agreement, as amended and restated hereby, together with all documents and instruments evidencing any such obligations, duties, right, title and interest thereto, and the Partnerships expressly agree, jointly and severally, specifically to perform all of the respective agreements and obligations of the Original K-Sea Entities under the Original Financial Agreement as amended and restated hereby.

II.  AMENDMENTS AND RESTATEMENT.

     The Original Financial Agreement is hereby amended and restated in its entirety as follows:

     SECTION 1. (a) GRANTING CLAUSE. Each Partnership hereby sells, grants, conveys, mortgages, assigns, transfers, pledges, confirms and sets over to the Secretary a continuing security interest in all of such Partnership's right, title and interest in and to (1) the Title XI Reserve Fund, and (2) all sums, moneys, securities, and proceeds thereof currently on deposit, or hereafter deposited, in the Title XI Reserve Fund.

           (b) DEFINITIONS. For all purposes of this Financial Agreement, unless otherwise expressly provided or unless the context otherwise requires, the capitalized terms used herein shall have the meaning specified in Schedule X to the Security Agreement, Contract No. MA-13781, as amended and restated on the date hereof, by and among K-Sea LP and K-Sea OLP and the Secretary, (the "Security Agreement"),

     SECTION 2. TITLE XI RESERVE FUND. (a) The Secretary has established a Deposit Fund with the U.S. Department of Treasury pursuant to Section 1109 of the Act and in accordance with the terms and conditions of the Depository Agreement (herein called the "Title XI Reserve Fund").

           (b)(1) Within one hundred and five (105) days after the end of each fiscal year of K-Sea LP (each, a "Fiscal Year"), K-Sea LP shall compute the consolidated net income of K-Sea LP, K-Sea OLP and their respective consolidated subsidiaries (the "Consolidated Group") attributable to the operation of the Vessels ("Title XI Reserve Fund Net Income"). This computation requires the multiplication of the Consolidated Group's Adjusted Net Income After Taxes by a fraction with a numerator composed of the total original capitalized cost of the Vessels (prorated if any such Vessel has been operated for a period of less than a full year) and a denominator composed of the total original capitalized cost of all the Consolidated Group's fixed assets. "Adjusted Net Income After Taxes", for the purposes hereof, shall mean consolidated net income after taxes computed in accordance with generally accepted accounting principles, adjusted as follows:

           (A) The depreciation expense applicable to the accounting year shall be added back;

           (B) There shall be subtracted an amount equal to the required major maintenance (shipyard) expenditures actually paid by the Consolidated

Group during the year, to the extent such expenditures have not already been expensed by the Consolidated Group for financial reporting purposes;

           (C) There shall be subtracted an amount equal to the principal amount of debt required to be paid or redeemed, and actually paid or redeemed by the Consolidated Group during the year; and the principal amount of Obligations Retired or Paid, prepaid or redeemed, in excess of the required Redemptions or payments which may be used by the Consolidated Group as a credit against future required Redemptions or other required payments with respect to the Obligations, but excluding payments from the Title XI Reserve Fund and the Title XI Escrow Fund.

     (2) Promptly after the computation of the Title XI Reserve Fund Net Income by the Consolidated Group:

           (A) For each Vessel owned by the Consolidated Group, then from the Title XI Reserve Fund Net Income for such Vessel there shall be deducted, annually, an amount (pro rated for a period of less than a full Fiscal Year) which is ten percent (10%) of the Consolidated Group's aggregate original equity investment in such Vessel, as specified in Attachment A;

           (B) The Partnerships shall, unless otherwise approved by the Secretary in writing, transmit to the Secretary for the Secretary's prompt deposit into the Title XI Reserve Fund an amount equal to fifty percent (50%) of the balance of the Title XI Reserve Fund Net Income remaining after the above deductions;

           (C) Irrespective of the Partnerships' deposit requirements for the Title XI Reserve Fund, the Partnerships shall not be required to make any deposits in the Title XI Reserve Fund if (i) the Obligations and the related Secretary's Note with respect to the Vessels shall have been satisfied and discharged and if the Partnerships shall have paid or caused to be paid all other sums secured under the Security Agreement or the Mortgage, (ii) all of the Guarantees on the Outstanding Obligations shall have been terminated pursuant to the Security Agreement, or (iii) the amount (including any securities at current market value) in the Title XI Reserve Fund is equal to, or in excess of fifty percent (50%) of the principal amount of the Outstanding Obligations of each Series;

           (D) The Partnerships shall deliver to the Secretary at the time of each deposit for the Title XI Reserve Fund pursuant to Section 2(b)(2)(B), and any deposits required under the Security Agreement, a statement of an independent certified public accountant (who may be the regular auditors for either of the Partnerships) stating that such deposit has been computed in accordance with
Section 2(b)(2)(B), (and the Security Agreement, if applicable) and showing the pertinent calculations;

           (E) In addition, the Partnerships shall deliver to the Secretary, within one hundred and five (105) days after the end of each Fiscal Year of the Partnerships, a statement by such certified public accountant stating (i) the total amount of all deposits which were required to be so deposited into the Title XI Reserve Fund for such Fiscal Year (and showing the pertinent calculations), or (ii) that no such deposit was required to be made for such Fiscal Year (and showing the pertinent calculations) and that at the end of such Fiscal Year no adjustments pursuant to Section 2(b)(2)(F) were required to be made (and, if such adjustments were required to be made, stating the reasons therefor);

           (F) The computation of all deposits required by this Section 2 shall be made on the basis of information available to the Partnerships at the time of each such deposit. Each such deposit shall be subject to adjustments from time to time in the event and to the extent that the same would be required or permitted by mistakes or omissions, additional information becoming available to the Partnerships, or judicial or administrative determinations made subsequent to the making of such deposits.

     (3) Notwithstanding the foregoing, the Partnerships shall not be required to make any deposits into the Title XI Reserve Fund if the income of the Vessels (which would cause such deposit under Section 2(b)(2) above) is earned during the Partnerships' Fiscal Year at the end of which the Partnerships are in compliance with the financial requirements indicated in Section 8(b)(i), (ii) and (iii) hereof.

     SECTION 3. WITHDRAWALS FROM THE TITLE XI RESERVE FUND. (a) From time to time, moneys in the Title XI Reserve Fund shall be subject to withdrawal by delivery by K-Sea LP to the Secretary of a Request for Payment (specifying the Person or Persons to be paid and the amount of such payment) executed by K-Sea LP, together with an Officer's Certificate of K-Sea LP stating the reasons and purpose for the withdrawal.

     (b) If the Secretary approves the Request, the Secretary shall promptly withdraw the moneys from the applicable Deposit Fund and make payment in accordance with the terms of the Request.

     (c) Withdrawals of Additional Deposits and Obligation Deposits (as each term is defined in Section 6 below) shall be made in accordance with the terms of Section 6 below.

     SECTION 4. TERMINATION OF THE TITLE XI RESERVE FUND.

     (a) The Title XI Reserve Fund shall terminate at such time as the Secretary's Note shall have been satisfied and discharged and the Partnerships shall have paid or caused to be paid all sums secured under the Security Agreement and the Mortgage.

     (b)   Upon the termination of the Title XI Reserve Fund, pursuant to
Section 4(a), the moneys remaining in the Title XI Reserve Fund shall be subject to withdrawal and payment into the general funds of K-Sea LP.

     (c) Upon payment by the Secretary to the Indenture Trustee of the Guarantees pursuant to the Indenture, the Title XI Reserve Fund shall be terminated and the balance remaining in the Title XI Reserve Fund shall be paid to the Secretary and the Partnerships as determined by the Secretary.

     (d)   Any withdrawal from the Title XI Reserve Fund pursuant to this
Section 4 shall not effect a discharge of or diminish any obligations of the Partnerships under the Security Agreement, Mortgage or any other agreement as the case may be except to the extent that the amount withdrawn is applied to payments required to be made by the Partnerships under the Security Agreement, Mortgage or any other agreement.

     SECTION 5. ELIGIBLE INVESTMENTS; FORM OF DEPOSITS. (a) Moneys in the Title XI Reserve Fund shall be invested by the Secretary in direct obligations of the United States or any agency of the United States ("Eligible Investments").

     (b) In any case where either Partnership is required to deposit or redeposit sums into the Title XI Reserve Fund, such Partnership shall make the required deposit in cash.

     (c) Cash held in the Title XI Reserve Fund will be held by the U.S. Department of Treasury pursuant to the terms and conditions of the Depository Agreement.

     SECTION 6. ADDITIONAL AVAILABILITY OF FUNDS. (a) On the date hereof and, unless otherwise provided in this Section 6, throughout the duration of the term of the Obligations, the Partnerships shall cause to be issued and maintained in favor of the Secretary funds in the aggregate sum of Eight Million Dollars ($8,000,000) (the "Additional Availability of Funds"), in the form of one or more Letters of Credit and/or additional cash deposits to the Title XI Reserve Fund (such additional cash deposits defined as "Additional Deposits"). All Letters of Credit delivered from time to time to the Secretary in satisfaction of this Section 6(a) shall meet the requirements of Section 6(a)(5) below. The Partnerships agree that the Additional Availability of Funds in the form of Letters of Credit and/or the Additional Deposits shall not be in lieu of any other deposits, in whole or in part, that the Partnerships are required to make into the Title XI Reserve Fund in accordance with the terms hereof or any other document providing security to the Secretary for the Title XI Financing. The Partnerships shall have thirty (30) days after receiving written notice from the Secretary of any inadequacy of the Additional Availability of Funds to provide additional Letters of Credit and/or Additional Deposits to maintain an aggregate sum of Eight Million Dollars ($8,000,000). To the extent that at any time the Additional Availability of Funds, including the Letters of Credit, Additional Deposits, and any accrued earnings thereon, but excluding Obligations Deposits made in accordance with Section 6(b) below, exceeds Eight Million Dollars ($8,000,000), the Secretary shall approve any Request by K-Sea LP to withdraw from Additional Deposits an amount equal to or less than such excess amount, provided that no Security Default or Payment Default exists at such time. The following provisions also shall apply to the Additional Availability of Funds:

     (1) The cash amounts of the Additional Deposits shall at all times be maintained at a minimum of One Million Five Hundred Eighteen Thousand Eight Hundred Seventy-Five Dollars ($1,518,875), which amount is on deposit as of the date hereof in the Title XI Reserve Fund. At the sole discretion of the Partnerships, from time-to-time the cash amount of the Additional Deposits may be increased with a corresponding decrease in the drawable amount of the Letters of Credit, but at all times the Additional Deposits shall not be less than One Million Five Hundred Eighteen Thousand Eight Hundred Seventy-Five Dollars ($1,518,875);

     (2) The Additional Deposits are subject to a first security interest in favor of the Secretary in accordance with the terms hereof;

     (3) The Secretary agrees that the Secretary shall not draw on any Letter of Credit or withdraw any Additional Deposits unless (i) there shall have occurred and be continuing a Default (ii) the Secretary has assumed any of the Obligations or

(iii) the circumstances set forth in the next following sentence occur. Within not less than thirty (30) days prior to the expiration of any Letter of Credit, unless an outstanding Letter of Credit is replaced by Additional Deposits or a new Letter of Credit meeting the requirements hereof for Additional Availability of Funds, the Secretary shall be entitled to draw down such expiring Letter of Credit and deposit the proceeds thereof in the Title XI Reserve Fund as Additional Deposits. The Secretary may agree to any increase or decrease in the amount of the Letter of Credit, if and when K-Sea LP makes such Request, to the extent that the Partnerships shall have otherwise satisfied the requirements hereunder, including without limitation requirements under Section 6(a), with respect to the Additional Availability of Funds. Except as specifically otherwise set forth in this Section 6(a)(3), any amounts drawn under a Letter of Credit or withdrawn from Additional Deposits shall be applied by the Secretary in accordance with the terms of Section 6.05 of the Security Agreement;

     (4) The Partnerships agree that if, for whatever reason, the aggregate Additional Availability of Funds is less than Two Million Dollars ($2,000,000), then the Partnerships promptly shall refinance all the Outstanding Obligations prior to the next scheduled debt service payment of any of the Obligations, provided however that nothing herein shall constitute a waiver of the requirement to maintain the $8,000,000 Additional Availability of Funds contained in Section 6(a); and

     (5) Any Letter of Credit delivered to the Secretary under this Section 6 shall (i) be issued in accordance with the terms of the International Standby Practices (ISP 98) issued by the International Chamber of Commerce, as the same may be amended from time-to-time, and (ii) be issued by KeyBank or another United States bank or United States financial institution with a branch office located in the United States satisfactory to the Secretary. In addition to the criteria described in the preceding sentence, all Letters of Credit shall be satisfactory in form and substance to the Secretary.

     (b) In addition to the Additional Availability of Funds, on the first Business Day of each month the Partnerships agree to make a deposit (the "Obligations Deposit") to the Title XI Reserve Fund in the amount of one-sixth (1/6) of the amount of the next semi-annual payment of principal and interest due respecting the Obligations. The Partnerships shall be entitled to timely request, and the Secretary, provided that no Payment Default exists at such time, shall give its written consent to, the timely withdrawal of the Obligations Deposit to make the next due payment of principal of, and interest on, the Obligations to assure timely semi-annual payments of the Obligations without reducing the Additional Availability of Funds below Eight Million Dollars ($8,000,000).

     SECTION 7. ADDITIONAL MORTGAGE. (a) K-Sea OLP agrees to and shall execute the Additional Mortgage and the Additional Assignment of Insurance in favor of the Secretary as collateral to secure the obligations of the Partnerships hereunder and under the other Documents. The Partnerships and the Secretary agree that:

     (1) The Additional Mortgage, as originally executed, shall cover the Additional Vessels with an aggregate Orderly Liquidation Value equal to or exceeding Ten Million Dollars ($10,000,000), which shall be maintained for the duration of the Additional Mortgage specified below. If the Orderly Liquidation Value of the Additional Vessels drops below $10,000,000, then upon receiving written notice from the Secretary the Partnerships shall promptly add additional collateral in favor of the Secretary such that the aggregate of the Additional Vessels and such new collateral equals at least $10,000,000;

     (2) The Additional Mortgage may be supplemented from time to time, and the Secretary shall provide its consent as mortgagee when requested, to replace, remove or otherwise change any Additional Vessel covered under the Additional Mortgage with a different vessel or vessels that satisfy the requirements of Additional Vessel as set forth in the definition of Additional Vessel in Attachment A herein, PROVIDED, THAT, the aggregate Orderly Liquidation Value of the Additional Vessels under the Additional Mortgage, as supplemented, equals or exceeds Ten Million Dollars ($10,000,000);

     (3) No hire, freights, or earnings or any other revenue relating to any Additional Vessel shall be assigned or pledged by the Partnerships to any entity; and

     (b) The Additional Mortgage shall terminate on December 31, 2008 if, at such time, (i) there is no default under the Security Agreement that is continuing and (ii) the Consolidated Group meets the requirements with respect to Fixed Charge Coverage Ratio, Net Worth and Long Term Debt as set forth in
Section 8(b)(i), (ii) and (iii) herein based on the Consolidated Group's financial statements dated December 31, 2007, June 30, 2008 and December 31, 2008. If the Consolidated Group is not in compliance with the requirements with respect to Fixed Charge Coverage Ratio, Net Worth and Long Term Debt as set forth in Section 8(b)(i), (ii) and (iii) herein on December 31, 2008, the Additional Mortgage shall terminate upon the receipt of four consecutive semi-annual financial statements that demonstrate compliance provided there is no default under the Security Agreement that is continuing.

SECTION 8. FINANCIAL REQUIREMENTS OF THE PARTNERSHIPS.

     (a) PRIMARY COVENANTS. The Consolidated Group shall not without the Secretary's prior written consent:

     (1) Except as consented to in writing by the Secretary on or before the date hereof, enter or permit any member of the Consolidated Group to enter into any service, management or operating agreement for the operation of the Vessels (excluding husbanding type agreements), or appoint or designate a managing or operating agent for the operation of the Vessels (excluding husbanding agents) unless approved by the Secretary;

     (2) Except as consented to in writing by the Secretary on or before the date hereof and except as permitted in subsection 8(a)(6) below: sell, mortgage, transfer, lease or demise charter, or permit any member of the Consolidated Group to sell, mortgage, transfer, lease or demise charter, any Vessel or any assets related to the Security or the Increased Security to any non Related Party or to a Related Party, unless such transaction is (i) at a fair market value as determined by an independent appraiser acceptable to the Secretary, and
(ii) a total cash transaction or, in the case of demise charter or lease, the charter payments are cash payments; provided, however, that this subsection 8(a)(2) shall not apply to any sale, lease or disposition of any asset (excluding any Vessel) in the ordinary course of business if such asset has a fair market value of less than $1,000,000;

     (3) Enter or permit any member of the Consolidated Group to enter into any agreement for both (A) sale and (B) leaseback of the same assets so sold unless the proceeds from such sale are at least equal to the fair market value of the property sold;

     (4) Guarantee or permit any member of the Consolidated Group to guarantee, or otherwise become liable for the obligations of any Person (other than its direct or indirectly wholly owned subsidiaries or any other member of the Consolidated Group with respect to obligations reflected on the balance sheet of the Consolidated Group on the date hereof), except in respect of any undertakings as to the fees and expenses of the Indenture Trustee, except endorsement for deposit of checks and other negotiable instruments acquired in the ordinary course of business except to KeyBank and CIT in connection with the Revolving Credit Facility defined in Section 8(b)(ii) and except as otherwise permitted in Section 8(b);

     (5) Directly or indirectly embark or permit any member of the Consolidated Group to embark on any new enterprise or business activity not directly connected with the business of waterborne transportation or other activity in which any member of the Consolidated Group are actively engaged;

     (6) Except as consented to in writing by the Secretary on or before the date hereof, enter or permit any member of the Consolidated Group to enter into any merger or consolidation or convey, sell, demise charter to a Person not a member of the Consolidated Group or otherwise transfer, or dispose of any portion of its properties or assets (any and all of which acts are encompassed within the words "sale" or "sold" as used herein), PROVIDED THAT, any member of the Consolidated Group shall not be deemed to have sold such properties or assets if (A) the Net Book Value (defined as the original book value of an asset less depreciation calculated on a straight line basis over its useful life) of the aggregate of all the assets sold by the Consolidated Group during any period of twelve (12) consecutive calendar months does not exceed ten percent (10%) of the total Net Book Value of all of the Consolidated Group's assets (the assets which are the basis for the calculation of the ten percent (10%) of the Net Book Value are those indicated on the most recent audited annual financial statement required to be submitted pursuant to Section 9 hereof prior to the date of the sale); and (B) the Consolidated Group retains the proceeds of the sale of such assets for use in accordance with the Consolidated Group's regular business activities. Notwithstanding any other provision of this subsection, the Consolidated Group may not consummate any such sale without the Secretary's prior written consent if the Consolidated Group has not, prior to the time of such sale, submitted to the Secretary the financial statement described in clause (A) of this subsection, and any attempt to consummate a sale absent such approval shall be null and void AB INITIO. Notwithstanding any other provision of this Financial Agreement, the Consolidated Group may demise charter its vessels other than the Vessels so long as such demise charters (a) have terms and conditions, including charter rates, consistent with the market for such charters, (b) are for periods of less than five years, and (c) are each with a citizen of the United States as such is defined in 46 CFR 221-3. In addition, the Consolidated Group may not have more than fifty percent (50%) of the vessels in its fleet operate pursuant to demise charters; and

     (7) Make any payment in relation to the indemnity granted to K-Sea LLC, K-Sea Acquisition, EW Holding and K-Sea Transportation under Section 3.2 of the

Omnibus Agreement ("Indemnity Payment") unless (i) such Indemnity Payment is made exclusively to or for the benefit of a third party unrelated to any entity that executed the Omnibus Agreement, (ii) such Indemnity Payment is made only from Available Cash, (iii) the total aggregate amount of all such Indemnity Payments made, including such Indemnity Payment, does not exceed One Million Dollars ($1,000,000), and (iv) K-Sea LP is permitted to make distributions under
Section 8(c) at the time such Indemnity Payment is made, provided, any Indemnity Payment which is due but is not be paid in whole or part due to the application of this Paragraph 8(a)(7) and in the absence of the Secretary's consent (which may be withheld in the Secretary's sole discretion), may accrue so long as it is fully subordinated to the Obligations.

     (b) SUPPLEMENTAL COVENANTS. Unless, (i) on the last day of the most recent Fiscal Year quarter, the Consolidated Group's Fixed Charge Coverage Ratio (as defined in Attachment A hereto) is at least 3.0 : 1.0 (ii) after giving effect to such transaction or transactions, the Consolidated Group's Long Term Debt does not exceed the Consolidated Group's Net Worth, and (iii) after giving effect to such transaction or transactions, the Consolidated Group's Net Worth is at least the amount specified in Attachment A hereto, except as consented to in writing by the Secretary on or before the date hereof or with respect to intra-group transactions among members of the Consolidated Group, the Consolidated Group shall not, without the Secretary's prior written consent:

     (1)   Withdraw any capital;

     (2)   Redeem any partnership interest or convert any of the same into debt;

     (3) Except as permitted by Section 8(c), make any distribution respecting any partnership interest;

     (4) Make any loan or advance (except advances to cover current expenses of any member of the Consolidated Group), either directly or indirectly, to (x) any partner or shareholder of any member of the Consolidated Group, or (y) any director, officer, or employee of the Consolidated Group or any Related Party or
(z) to any Related Party; or make any reimbursement to the General Partner for any bonuses or incentive payments;

     (5)   Make any investments in the securities of any Related Party;

     (6) Prepay in whole or in part any indebtedness to (x) any partner or shareholder of any member of the Consolidated Group, or (y) any director, officer or employee of the Consolidated Group or any Related Party or (z) to any Related Party;

     (7) Increase any direct employee compensation (as hereinafter defined) paid to any employee in excess of One Hundred Thousand United States Dollars ($100,000) per annum; nor increase any direct employee compensation which is already in excess of One Hundred Thousand United States Dollars ($100,000) per annum; nor initially employ or re-employ any person at a direct employee compensation rate in excess of One Hundred Thousand United States Dollars ($100,000) per annum; provided, however, that beginning with January 1, 2000, the One Hundred Thousand United States Dollars ($100,000) limit may be increased annually based on the previous year's closing CPI-U (Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics). For the purpose of this section the term "direct employee compensation" is the total amount of any wage, salary, bonus, commission, or other form of direct payment to any employee of the Consolidated Group or any employee of any Affiliate of any member of the Consolidated Group whose compensation is reimbursed by the Consolidated Group with guarantees under Title XI of the Act as reported to the Internal Revenue Service for any Fiscal Year; PROVIDED, HOWEVER, that direct employee compensation shall not include any dividend or distribution by any member of the Consolidated Group to its partners or shareholders generally;

     (8) Acquire any fixed assets other than those required for the maintenance of the Consolidated Group's existing assets, including the normal maintenance and operation of any vessel or vessels owned or chartered by the Consolidated Group;

     (9) Either enter into or become liable (directly or indirectly) under charters and leases (having a term of six months or more) for the payment of charter hire and rent on all such charters and leases which have annual payments aggregating in excess of Five Hundred Thousand United States Dollars ($500,000);

     (10) Pay any indebtedness subordinated to the Obligations or to any other Title XI obligations;

     (11) Create, assume, incur, or in any manner become liable for any indebtedness, except current liabilities, short term loans or revolving credit lines, incurred or assumed in the ordinary course of the waterborne transportation business of the Consolidated Group including, without limitation, the Participation and Loan and Security Agreement dated as of the date hereof (the "Revolving Credit Facility") by and among K-Sea OLP, KeyBank and CIT;

     (12) Make any investment, whether by acquisition of stock or indebtedness, or by loan, advance, transfer of property, capital contribution, guarantee of indebtedness or otherwise, in any Person, other than obligations of the United States, bank deposits or investments in securities of the character permitted for moneys in the Title XI Reserve Fund;

     (13) Create, assume, permit or suffer to exist or continue any mortgage, lien, charge or encumbrance upon, or pledge of, or subject to the prior payment of any indebtedness, any of its property or assets, real or personal, tangible or intangible, whether now owned or hereafter acquired, or own or acquire, or agree to acquire, title to any property of any kind subject to or upon a chattel mortgage or conditional sales agreement or other title retention agreement, except (i) loans, mortgages and indebtedness guaranteed by the Secretary under Title XI of the Act or related to the construction of a vessel approved for Title XI by the Secretary, (ii) liens incurred in the ordinary course of the waterborne transportation business of the Consolidated Group, and (iii) mortgages, liens, charges, encumbrances or pledges granted to secure the Revolving Credit Facility, provided, however, that no such mortgages, liens, charges, encumbrances or pledges shall encumber the Secretary's Increased Security and Additional Vessels.

     (c) DISTRIBUTION COVENANTS. K-Sea OLP shall not be restricted from making distributions to K-Sea LP. K-Sea LP may, at any time, make any distribution of the Consolidated Group's Available Cash (as defined in Attachment A), PROVIDED, THAT, upon the event of any of (i) through (vi) below, no distributions of Available Cash shall be permitted unless the Secretary provides its written consent for such distributions of Available Cash:

     (i) The occurrence of an event that with time or notice would become a Payment Default;

     (ii) The occurrence and continuance of an event that with time or notice would become a Security Default, including without limitation any default in the observance and performance of any provision related to the Additional Availability of Funds (in the amount of $8,000,000 as provided in Section 6 above);

     (iii) The occurrence and continuance of an event that with time or notice would become a Security Default with respect to the observance and performance of any provision related to the Additional Mortgage (as provided in Section 7 above) (if not cured within the period of time permissible for such Security Default as set forth in the Security Agreement);

     (iv) Any member of the Consolidated Group becomes insolvent or bankrupt, or has dissolved or shall, by a court of competent jurisdiction, be adjudged a bankrupt, or files a petition of reorganization under the United States Bankruptcy Code, or such petition be filed by creditors and the same shall be approved by a court of competent jurisdiction;

     (v) K-Sea LP has outstanding indebtedness exceeding Five Million Dollars ($5,000,000) incurred for the purpose of making distributions or indemnity payments under Section 8(a)(7); or

     (vi) The occurrence and continuance of an event that with time or notice would become a Security Default with respect to the observance and performance of any provision related to the Obligations Deposit (as provided in Section 6(b) above).

     SECTION 9. REPORTING REQUIREMENTS. (a) K-Sea LP shall furnish to the Secretary, in duplicate, (1) within one hundred and five (105) days after the end of each Fiscal Year, commencing with the first Fiscal Year ending after the date of the date hereof, the Audited Financial Statements of the Consolidated Group including cash flow statement, balance sheet and income statement for such Fiscal Year along with a completed M.A. Form 172 or such other form approved by the Secretary, and (2) within forty-five (45) days after the expiration of each quarterly period of the Consolidated Group's Fiscal Year commencing with the first such quarterly period ending after the date hereof, the Consolidated Group's quarterly financial statements including cash flow statement, balance sheet and income statement for such quarterly period together with a completed M.A. Form 172 or such other form approved by the Secretary for such quarterly period together with an Officer's Certificate of K-Sea LP certifying as to the accuracy of such quarterly statements. During any period when either Partnership is in bankruptcy, K-Sea LP shall furnish to the Secretary, within thirty (30) days after the first of each month commencing with the first such monthly period ending after the date of such Partnership's bankruptcy, the Consolidated Group's monthly financial statements including cash flow statement, balance sheet and income statement for such monthly period, together with a completed M.A. Form 172 or such other form approved by the Secretary for such monthly period along with an Officer's Certificate of K-Sea LP certifying as to the accuracy of such monthly financial statement.

     (b) Together with the Audited Financial Statements and quarterly financial statements delivered in accordance with the terms of Section 9(a), K-Sea LP shall furnish to the Secretary, an Officer's Certificate dated as of the same date stating (x) whether or not the Partnerships are in default in the performance of or in default in the compliance with any covenant, agreement or condition contained herein or in the Mortgage or the Security Agreement and if so, specifying each such default and stating the nature thereof and (y) confirming that the Partnerships are in compliance with the financial covenants of Section 8(b) hereof and, if not, stating the nature of the non-compliance and showing the pertinent calculations.

     (c) K-Sea LP shall furnish to the Secretary, as soon as practicable but in any case within five (5) Business Days following each quarterly determination of the level of distributions of the Consolidated Group's Available Cash (as defined in Attachment A), a written notice of such determination, which may be in the form of a copy of an 8-K filing with the U.S. Securities and Exchange Commission or a press release that relates to such determination, together with an Officer's Certificate of K-Sea LP certifying as to the accuracy of such determination.

     (d) In the event any material information, circumstances, or accounting rule reflected in any periodic financial report provided by the Consolidated Group to the Secretary pursuant to this Section 9 is subsequently materially changed, the next subsequent report provided to the Secretary by the Consolidated Group following such material change, or another appropriate report to the Secretary such as a press release or 8-K filing, shall inform the Secretary of such material change.

     SECTION 10. QUALIFYING FINANCIAL REQUIREMENTS OF THE PARTNERSHIP AND COLLATERAL ASSURANCE. Immediately after the consummation of the MLP Transaction, the Consolidated Group shall meet the requirements with respect to Fixed Charge Coverage Ratio, Net Worth and Long Term Debt as set forth in Section 8(b)(i),
(ii) and (iii) above. If at any time the Partnerships are not in compliance with the requirements with respect to Fixed Charge Coverage Ratio, Net Worth and Long Term Debt as set forth in Section 8(b)(i), (ii) and (iii) above based on the Consolidated Group's Audited Financial Statements, at the Partnerships' expense, the Secretary may conduct an annual inspection of the

Vessels during the period of such non-compliance. Any inspection shall be on reasonable notice to the Partnerships and shall not interfere with the operation of any Vessel.

     SECTION 11. FUND IN LIEU OF TITLE XI RESERVE FUND. In the event any Vessel is subject to a capital construction fund established by the Partnerships, as provided in Section 607 of the Act, whether interim or permanent (herein called the "Capital Construction Fund"), at any time when deposits would otherwise be required to be made into the Title XI Reserve Fund in accordance with the terms of Section 2 hereof, and the Partnerships elect to deposit such funds into the Capital Construction Fund, then the Partnerships shall enter into an agreement satisfactory in form and substance to the Secretary to the effect that (a) the Capital Construction Fund and all assets so deposited therein shall be and constitute security to the United States in lieu of the Title XI Reserve Fund as described in Section 2 hereof, and the deposit requirements of Section 2 of this Financial Agreement shall be deemed satisfied by deposits of equal amounts in the Capital Construction Fund and (b) the Partnerships and the Secretary may execute such further agreements or documents and take such other actions as may be deemed necessary by the Secretary to perfect the pledge of the security of the Capital Construction Fund.

     SECTION 12. NOTICES. Except as otherwise provided in this Financial Agreement, notices, requests, directions, instructions, waivers, approvals or other communication may be made or delivered in person or by registered or certified mail, postage prepaid, addressed to the party as provided below, or to such other address as such party may hereafter specify in a written notice to the other parties named herein, and all notices or other communications shall be in writing so addressed and shall be effective upon receipt by the addressee thereof:

     The Secretary as:       SECRETARY OF TRANSPORTATION
                             c/o Maritime Administrator
                             Maritime Administration
                             400 Seventh Street, S.W.
                             Washington, D.C. 20590

     The Partnerships as:    K-Sea Transportation Partners L.P.
                             K-Sea Operating Partnership L.P.
                             3245 Richmond Terrace
                             Staten Island, NY 10303
                             Attn: Chief Financial Officer

     SECTION 13. AMENDMENTS AND SUPPLEMENTS. No agreement shall be effective to amend, supplement, or discharge in whole or in part this Financial Agreement unless such agreement is in writing signed by the parties hereto. Any amendments, additions, deletions, substitutions or other changes not made in accordance with this provision shall be invalid and of no effect.

     SECTION 14. COUNTERPARTS. This Financial Agreement may be executed in any number of counterparts. All such counterparts shall be deemed to be originals, and shall together constitute but one and the same instrument.

     SECTION 15. GOVERNING LAW. THIS FINANCIAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, BUT IF THEY ARE INAPPLICABLE, THEN IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA.

     IN WITNESS WHEREOF, this Restated Title XI Reserve Fund and Financial Agreement has been executed by the parties hereto as of the day and year first above written.

                                    K-SEA TRANSPORTATION
                                    PARTNERS L.P., by its general partner
                                    K-Sea General Partner L.P., by its general partner K-Sea General Partner GP LLC
(Seal)


 /S/ ILLEGIBLE                      By:  /S/ JOHN J. NICOLA
-----------------------------           ----------------------------
Attest:                                 Name:  John J. Nicola
                                        Title: Chief Financial Officer


                                    K-SEA OPERATING PARTNERSHIP L.P.,
                                    by its general partner K-Sea OLP GP, LLC
(Seal)


 /S/ ILLEGIBLE                      By:  /S/ JOHN J. NICOLA
-----------------------------           ----------------------------
Attest:                                 Name:  John J. Nicola
                                        Title: Chief Financial Officer


                                    K-SEA TRANSPORTATION INC.
(Seal)



 /S/ ILLEGIBLE                      By:  /S/ JOHN J. NICOLA
-----------------------------           ----------------------------
Attest:                                 Name:  John J. Nicola
                                        Title: Chief Financial Officer

                                    UNITED STATES OF AMERICA
                                    SECRETARY OF TRANSPORTATION

                                    MARITIME ADMINISTRATOR


 /S/ SARAH J. WASHINGTON            By:  /S/ JOEL C. RICHARD
-----------------------------           ----------------------------
Attest:                                  Secretary
                                         Maritime Administration

                                 ATTACHMENT A TO
                         RESTATED TITLE XI RESERVE FUND
                             AND FINANCIAL AGREEMENT
                            (CONTRACT NO. MA - 13784)


1. This Financial Agreement shall apply to the following Vessels: (a) DBL 101, O.N. 1119760, (b) DBL 81, O.N. 1132231, (c) DBL 82, O.N. 1137538, and (d)
     DBL 102, O.N. 1146491.

2. The Partnerships' aggregate original equity investment for use in Section 2 for:

     (a) DBL 101, O.N. 1119760 is One Million Five Hundred Fifty-Eight Thousand Five Hundred Thirty-Five United States Dollars ($1,558,535);

     (b) DBL 81, O.N. 1132231 is One Million Three Hundred Seventy-Six Thousand Two Hundred Thirty-Two United States Dollars ($1,376,232);

     (c) DBL 82, O.N. 1137538 is One Million Three Hundred Thirty-Nine Thousand Nine Hundred Sixty-One United States Dollars ($1,339,961); and

     (d) DBL 102, O.N. 1146491 is One Million Five Hundred and Four Thousand Eight Hundred Eighty-Eight United States Dollars ($1,504,888).

3.   Definitions

     "Available Cash" as used in Section 8(c) means as follows: with respect to any Quarter ending prior to the Liquidation Date: (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less (b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and (iii) provide funds for distributions under

     Section 6.4 or 6.5 of the K-Sea Partnership Agreement as on the MLP Closing Date in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

     "Common Unit" means any class or series of equity interest in K-Sea LP representing a fractional part of the interest of all limited partners and their assignees, and having the rights and obligations specified with respect to Common Units in the K-Sea LP Partnership Agreement.

     "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of
     (a) the sum resulting from adding together with Common Unit Arrearage as to a Common Unit sold in the initial public offering of Common Units for each of the Quarters within the subordination period provided in the K-Sea LP Partnership Agreement, ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) of the K-Sea LP Partnership Agreement, and the second sentence of Section 6.5 of the K-Sea LP Partnership Agreement, with respect to a Common Unit sold in the initial public offering of Common Units (including any distributions to be made in respect of the last of such Quarters).

     "EBITDA" means, earnings before interest, taxes, depreciation, amortization and net (gain) in reduction of debt (prepayment penalties), all as shown on the Consolidated K-Sea Group's most recent financial statements.

     "Fiscal Year" has the meaning specified in Section 2(b)(1) hereof.

     "Fixed Charge Coverage Ratio" means a fraction whereby the numerator is EBITDA less shipyard expenditures for the previous 12 months; and the denominator comprises regularly scheduled payments of Long Term Debt and interest thereon plus the current portion of minimum rental payments under operating leases, for the previous 12 months. For all periods prior to the MLP

     Closing Date which may be included in the calculation of this ratio, all amounts used in the numerator and denominator shall be, those of the Original K-Sea Entities on a consolidated basis, except that payments of Long Term Debt and interest thereon shall exclude all amounts related to debt obligations which were repaid with proceeds from the initial public offering of limited partner interests in K-Sea LP.

     "General Partner" means K-Sea General Partner L.P., a Delaware limited partnership.

     "Group Member" means a member of the Partnership Group.

     "K-Sea GP" means K-Sea General Partner GP LLC, a Delaware limited liability company, and its successors and permitted assigns.

     "K-Sea LP Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of K-Sea LP, as amended, supplemented or restated, from time to time.

     "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of K-Sea LP of the type described in clauses (a) and (b) of the first sentence of Section 12.2 of the K-Sea LP Partnership Agreement as on the Closing Date, the date on which the applicable time period during which the holders of outstanding units have the right to elect to reconstitute K-Sea LP and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of K-Sea LP, the date on which such event occurs.

     "Minimum Quarterly Distribution" means $0.50 per unit per Quarter (or with respect to the period commencing on the MLP Closing Date and ending on March 31, 2004, it means the product of $0.50 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91), subject to adjustment in accordance with Section 6.6 and 6.9 of the K-Sea LP Partnership Agreement.

     "Net Worth" means, as of any date, the total of paid-in capital stock or partnership interests, common units, subordinated units, general partner's equity, partner's equity, paid-in surplus, earned surplus and appropriated surplus, subordinated debt, and all other amounts that would be included in net worth in accordance with generally accepted accounting principles, but exclusive of (1) any receivables from any partner, stockholder, director, officer or employee of K-Sea LP or from any Related Party (other than current receivables arising out of the ordinary course of business and not outstanding for more than 60 days) and (2) any increment resulting from the reappraisal of assets.

     "Omnibus Agreement" means the Omnibus Agreement by and among K-Sea Investors L.P., a Delaware limited partnership, New K-Sea Transportation LLC, a Delaware limited liability company, K-Sea Acquisition, New EW Holding Corp., a Delaware corporation, New K-Sea Transportation Corp., a Delaware corporation, K-Sea LP, the General Partner, K-Sea GP, K-Sea OLP, and K-Sea OLP GP, LLC, a Delaware limited liability company.

     "Orderly Liquidation Value" means, with respect to any Additional Vessel, the net proceeds anticipated at a sale other than a forced sale upon foreclosure, as determined by the Secretary or by independent appraisers appointed by the Secretary at the expense of the Partnerships.

     "Partnership Group" means the Consolidated Group.

     "Quarter" means a fiscal quarter consisting of three months ending on March 31, June 30, September 30 and December 31, or, with respect to the first fiscal quarter after the MLP Closing Date, the portion of such fiscal quarter after the MLP Closing Date, of K-Sea LP.

     "Working Capital Borrowings" means borrowings used for working capital purposes or to pay distributions to K-Sea LP's partners made pursuant to a credit facility or other arrangement to the extent all such borrowings are required to be reduced to zero (or for the year in which the initial offering and sale of Common Units to the public is consummated, the 12-month period beginning on the MLP Closing Date) for a period of 15 days.

4. The Consolidated Group's initial Net Worth for use in Section 8(b) is $110,000,000.00 as of the date hereof and in each succeeding Fiscal Year shall be at least ninety percent (90%) of the Consolidated Group's Net Worth as of the last day of the immediately preceding Fiscal Year, as set forth in the Audited Financial Statements of the Consolidated Group. The Consolidated Group's Net Worth for purposes of Section 8(b) hereof shall not be lower than $90,000,000.00.